MSB FINANCIAL CORP. RELEASES FIRST QUARTER EARNINGS

Millington, New Jersey, May 1, 2017 – MSB Financial Corp. (NASDAQ: MSBF) (the "Company"), parent company of Millington Bank, reported today the results of its operations for the three months ended March 31, 2017.

The Company reported net income of $549,000, or $0.10 per diluted common share for the three months ended March 31, 2017, compared to $159,000, or $0.03 per diluted common share for the three months ended March 31, 2016.

Growth in net interest income and margin reflect growth in commercial loans
Net interest income grew $807,000 or 29.0% to $3.6 million for the quarter ended March 31, 2017 compared to $2.8 million for the quarter ended March 31, 2016. Net interest margin for the quarter ended March 31, 2017 was 3.29%, an improvement of 17 basis points, compared to 3.12% for the quarter ended March 31, 2016. Net interest income and net interest margin continue to increase due primarily to the growth in the Company's commercial real estate and commercial loan portfolios.

Commercial loan growth quarter over quarter
At March 31, 2017, the Company's net loan portfolio totaled $398.4 million, an increase of $30.4 million or 8.3%, compared to $368.0 million at December 31, 2016. Commercial real estate loans increased $16.5 million or 13.3% while commercial and industrial loans increased $9.6 million from December 31, 2016 as the Company continues to focus on the origination of commercial relationships.

The following table summarizes loan balances and composition at March 31, 2017 and December 31, 2016:

	At		At
	March 31,		December 31,
(In thousands)	2017		2016

Residential mortgage:
One-to-four family	$160,153	38.2%	$160,534	42.3%
Home equity	30,493	7.3	32,262	8.5

Total residential mortgage	190,646	45.5	192,796	50.8

Commercial and multi-family real estate	141,193	33.7	124,656	32.8
Construction	31,978	7.6	16,554	4.4
Commercial and industrial	54,887	13.1	45,246	11.9

Total commercial loans	228,058	51.4	186,456	49.1
.
Consumer loans	394	0.1	446	0.1

Total loans receivable	419,098	100.0%	379,698	100.0%

Less:
Loans in process	15,394		6,557
Deferred loan fees	631		658
Allowance	4,626		4,476

Total loans receivable, net	$398,447		$368,007

Credit quality
Overall credit quality remained stable during the quarter. Total delinquent loans (including nonperforming delinquent loans) were $10.1 million at March 31, 2017, a reduction of $1.8 million from December 31, 2016. Total nonperforming loans were $7.4 million at March 31, 2017 compared to $7.0 million at December 31, 2016. Included in total delinquency and nonperforming loans is one large residential mortgage of $1.9 million which is being actively managed and expected to be resolved by the third quarter. The allowance for loan losses as a percentage of total loans was 1.15% and 1.18% at March 31, 2017 and December 31, 2016, respectively, while the allowance for loan losses as a percentage of non-performing loans decreased slightly to 62.47% at March 31, 2017 from 64.13% at December 31, 2016. Non-performing loans to total loans were 1.84% at March 31, 2017 and December 31, 2016.

Consumer deposit growth during first quarter
Total deposits at March 31, 2017 were $354.9 million compared with $362.3 million at December 31, 2016.  Overall, deposits decreased by $7.4 million, or 2.0% with growth occurring in consumer deposits offset by a few large business relationships utilizing cash for their business needs. The Company experienced growth in the non-transactional categories with an increase of $4.3 million in certificates of deposit, $2.7 million in money market accounts, and $1.8 million in savings accounts while transactional accounts decreased $16.1 million.

The following table summarizes deposit balances and composition at March 31, 2017 and December 31, 2016:

	At		At
(Dollars in thousands)	March 31, 2017		December 31, 2016

Noninterest demand	$38,970	10.98%	$44,365	12.25%
Interest demand	89,159	25.12	99,879	27.57
Savings	104,956	29.57	103,163	28.47
Money Market	13,950	3.93	11,265	3.11

Total demand deposits	247,035	69.60	258,672	71.40

Certificates of Deposit	107,896	30.40	103,627	28.60

Total Deposits	$354,931	100.00%	$362,299	100.00%

CEO outlook:

"I'm very pleased with the Company's first quarter results. Our entire staff continues to focus on the execution of our long term strategic plan" stated Michael A. Shriner, President and Chief Executive Officer.

Mr. Shriner added, "As our Company continues to evolve, the strength of our staff is essential to our success.  During the last quarter, we were fortunate to add several key, strategic hires that we believe will facilitate our future growth objectives."

Forward Looking Statement Disclaimer
The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. Factors that may cause actual results to differ from those contemplated include our continued ability to grow the loan portfolio and our continued ability to manage cybersecurity risks.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB FINANCIAL CORP
(In Thousands, except for per share amount)	(Unaudited)	(Unaudited)
Statement of Financial Condition Data:	03/31/2017	03/31/2016
Total assets	$481,908	$380,134

Cash and cash equivalents	11,249	14,515

Loans receivable, net	398,447	270,713

Securities held to maturity	42,716	73,603

Deposits	354,931	276,841

Federal Home Loan Bank advances	49,175	22,675

Total stockholders' equity	74,067	76,560

Stock Information:
Number of shares of common stock outstanding	5,729	5,953
Book value per share of common stock	$12.93	$12.86
Closing market price	$16.50	$12.85

	(Unaudited) For the three months ended March 31,
Summary of Operations: (In Thousands, except for per share amounts)	2017	2016
Total interest income	$4,293	$3,298

Total interest expense	698	510

Net interest income	3,595	2,788

Provision for loan losses	195	130

Net interest income after provision for loan losses	3,400	2,658

Non-interest income	187	141

Non-interest expense	2,717	2,564

Income before taxes	870	235

Income tax expense	321	76

Net income	$549	$159

Net income per common share - basic	$0.10	$0.03
Net income per common share - diluted	$0.10	$0.03

Weighted average number of shares - basic	5,520	5,743
Weighted average number of shares - diluted	5,614	5,812

Performance Ratios:
Return on average assets annualized	0.48%	0.17%
Return on average common equity annualized	2.97%	0.83%
Net interest margin	3.29%	3.12%
Efficiency ratio	71.83%	87.54%
Operating expenses / average assets annualized	2.36%	2.73%

	For the three months ended
	03/31/2017			03/31/2016
Average Balance Sheet (In Thousands)	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield
Interest-earning assets:
Loans receivable	$382,386	$4,000	4.18%	$271,815	$2,838	4.18%
Securities held to maturity	43,285	251	2.32	76,932	431	2.24
Other interest-earning assets	11,335	42	1.48	8,430	29	1.38
Total interest-earning assets	437,006	4,293	3.93	357,177	3,298	3.69

Allowance for loan loss	(4,524)			(3,622)
Non-interest-earning assets	28,367			21,646
Total non-interest-earning assets	23,843			18,024
Total Assets	$460,849			$375,201

Interest-bearing liabilities:
Demand & money market	$106,037	$95	0.36%	$48,453	$21	0.17%
Savings and club deposits	103,774	58	0.22	102,445	56	0.22
Certificates of deposit	106,513	349	1.31	84,437	237	1.12
Total interest-bearing deposits	316,324	502	0.63	235,335	314	0.53

Federal Home Loan Bank advances	29,992	196	2.61	29,754	196	2.63
Total interest-bearing liabilities	346,316	698	0.81	265,089	510	0.77

Non-interest-bearing deposit	37,821			29,621
Other non-interest-bearing liabilities	2,789			3,820
Total Liabilities	386,926			298,530

Equity	73,923			76,671
Total Liabilities and Equity	$460,849			$375,201

Net Interest Spread		3,595	3.12%		2,788	2.92%

Net Interest Margin			3.29%			3.12%

Ratio of Interest Earning Assets to Interest Bearing Liabilities	126.19%			134.74%